Exhibit 99.2

PRESS RELEASE www.corescientific.com

Core Scientific, Inc. Releases Webcast with Key Highlights and

Updates on Planned January Chapter 11 Emergence

AUSTIN, Texas, Dec. 4, 2023 – Core Scientific, Inc. (OTC: CORZQ) (“Core Scientific” or “the Company”), a leader in high-performance blockchain computing data centers and software solutions, today released a webcast by its CEO Adam Sullivan outlining key elements of its planned emergence from Chapter 11 in early January.

The webcast and accompanying presentation highlight the strength of Core Scientific’s business, potential recovery value to shareholders and noteholders, the Equity Rights Offering, its post-emergence capital structure, an emergence timeline and answers to questions received from investors. The webcast can be accessed here.

The webcast and a downloadable copy of the presentation will be available for 90 days in the Events and Presentations section of the Company’s website.

This press release is for informational purposes only and does not constitute an offer to sell or solicitation of an offer to buy any security.

ABOUT CORE SCIENTIFIC

Core Scientific (OTC: CORZQ) is one of the largest blockchain computing data center providers and miners of digital assets in North America. Core Scientific has operated blockchain computing data centers in North America since 2017, using its facilities and intellectual property portfolio for colocated digital asset mining and self-mining. Core Scientific operates data centers in Georgia, Kentucky, North Carolina, North Dakota and Texas. Core Scientific’s proprietary Minder® fleet management software combines the Company’s colocation expertise with data analytics to deliver maximum uptime, alerting, monitoring and management of all miners in the Company’s network. To learn more, visit http://www.corescientific.com.

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Core Scientific, Inc. Emergence Update Presentation - 2

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